EXHIBIT B

Form of Lock-Up Agreement

September __, 2024

PIPER SANDLER & CO.

RAYMOND JAMES & ASSOCIATES, INC.

HOVDE GROUP, LLC

As Representatives of the several Underwriters named in Schedule I to the Underwriting Agreement,

c/o Piper Sandler & Co.

800 Nicollet Mall

Minneapolis, Minnesota 55402

c/o Raymond James & Associates, Inc.

880 Carillon Parkway

St. Petersburg, Florida 33716

c/o Hovde Group, LLC

1629 Colonial Parkway

Inverness, Illinois 60067

Dear Sirs and Madams:

As an inducement to the underwriters (the “Underwriters”) to execute an underwriting agreement (the “Underwriting Agreement”) providing for a public offering (the “Offering”) of the Class A Common Stock, par value $0.01 per share (the “Class A Common Stock”), of Chain Bridge Bancorp, Inc. and any successor (by merger or otherwise) thereto (the “Company”), the undersigned hereby agrees that without, in each case, the prior written consent of Piper Sandler & Co. (“Piper Sandler”), on behalf of the Underwriters, during the period specified in the second succeeding paragraph (the “Lock-Up Period”), the undersigned will not (and will cause any spouse with jointly held shares of Class A Common Stock, any children of the spouse or the undersigned living in the undersigned’s household, any partnership, corporation, trust or other entity within the undersigned’s control that holds the Class A Common Stock not to): (1) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, make any short sale or otherwise transfer or dispose of, directly or indirectly, any shares of Class A Common Stock or any securities convertible into, exercisable or exchangeable for or that represent the right to receive shares of Class A Common Stock (including without limitation, shares of Class A Common Stock which may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the Securities and Exchange Commission, the Company’s Class B Common Stock, par value $0.01 per share (“Class B Common Stock”) and securities which may be issued upon the exercise of a stock option or warrant) whether now owned or hereafter acquired (the “Undersigned’s Securities”); (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Undersigned’s Securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of shares of Class A Common Stock or such other securities, in cash or otherwise; (3) convert any shares of Class B Common Stock into shares of Class A Common Stock; (4) make any demand for or exercise any right with respect to, the registration of any shares of Class A Common Stock or any security convertible into or exercisable or exchangeable for shares of Class A Common Stock; or (5) publicly disclose the intention to do any of the foregoing.

The undersigned agrees that the foregoing restrictions preclude the undersigned from engaging in any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of the Undersigned’s Securities even if such Securities would be disposed of by someone other than the undersigned. Such prohibited hedging or other transactions would include without limitation any short sale or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to any of the Undersigned’s Securities or with respect to any security that includes, relates to, or derives any significant part of its value from such Securities.

The Lock-Up Period will commence on the date of this Agreement and continue and include the date that is 180 days after the date of the final prospectus used to sell shares of Class A Common Stock in the Offering pursuant to the Underwriting Agreement, to which you are or expect to become parties.

If the undersigned is an officer or director of the Company, (i) Piper Sandler agrees that, at least three business days before the effective date of any release or waiver of the foregoing restrictions in connection with a transfer of shares of Class A Common Stock, Piper Sandler will notify the Company of the impending release or waiver, and (ii) the Company has agreed in the Underwriting Agreement to announce the impending release or waiver by issuing a press release through a major news service at least two business days before the effective date of the release or waiver. Any release or waiver granted by Piper Sandler hereunder to any such officer or director shall only be effective two business days after the publication date of such press release. The provisions of this paragraph will not apply if both (a) the release or waiver is effected solely to permit a transfer not for consideration, and (b) the transferee has agreed in writing to be bound by the same terms described in this letter that are applicable to the transferor, to the extent and for the duration that such terms remain in effect at the time of the transfer. The undersigned further agrees that the foregoing provisions shall be equally applicable to any shares of issuer-directed Class A Common Stock that the undersigned may purchase in the Offering.

Notwithstanding the foregoing, the undersigned may:

(a) transfer or otherwise dispose of the Undersigned’s Securities:

(i) as a bona fide gift or gifts or a charitable contribution or contributions, or for bona fide estate planning purposes;

(ii) pursuant to a will or intestacy, including to any beneficiary of, or estate of a beneficiary pursuant to, a trust, will, other testamentary document or applicable laws of descent, or pursuant to a final domestic relations settlement or similar order;

(iii) to any immediate family member or members of the undersigned or to any trust or other estate planning vehicle for the direct or indirect benefit of the undersigned or the immediate family of the undersigned;

(iv) if the undersigned is a trust or other estate planning vehicle, to a trustor or beneficiary of the trust or other estate planning vehicle or to the estate of a beneficiary of such trust or other estate planning vehicle;

(v) to a corporation, partnership, limited liability company or other entity of which the undersigned and the immediate family of the undersigned are the legal and beneficial owner of all of the outstanding equity securities or similar interests;

(vi) to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under clauses (i) through (v) above;

(vii) if the undersigned is a corporation, partnership, limited liability company, trust or other entity, (A) to another corporation, partnership, limited liability company, trust or other entity that is an affiliate (as defined in Rule 405 promulgated under the Securities Act of 1933, as amended) of the undersigned, or to any investment fund or other entity controlling, controlled by, managing or managed by or under common control with the undersigned or affiliates of the undersigned (including, for the avoidance of doubt, where the undersigned is a partnership, to its general partner or a successor partnership or fund, or any other funds managed by such partnership), or (B) as part of a distribution to members or shareholders of the undersigned;

(viii) by operation of law, such as pursuant to a qualified domestic order, divorce settlement, divorce decree or separation agreement; or

(ix) pursuant to the Underwriting Agreement;

provided that (x) in the case of any transfer or distribution pursuant to clause (a)(i), (iii), (iv), (v), (vi), or (vii), such transfer shall not involve a disposition for monetary value and it shall be a condition to such transfer that each donee, devisee, transferee or distributee shall execute and deliver to the Representatives an agreement in the form of this Agreement, (y) in the case of any transfer or distribution pursuant to clause (a)(vi) or (vii), no filing by any party (donor, donee, devisee, transferor, transferee, distributer or distributee) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or other public announcement shall be required or shall be made voluntarily in connection with such transfer or distribution (other than a filing on a Form 5 made after the expiration of the Lock-Up Period referred to above) and (z) in the case of any transfer or distribution pursuant to clause (a)(i), (ii), or (v), it shall be a condition to such transfer that any filing under Section 16(a) of the Exchange Act or other public filing, report or announcement reporting a reduction in beneficial ownership of shares of the Undersigned’s Securities in connection with such transfer or distribution shall clearly indicate in the footnotes thereto the nature and conditions of such transfer;

(b) exercise outstanding options, settle restricted stock units or other equity awards or exercise warrants pursuant to plans described in or contemplated by the Time of Sale Disclosure Package and the Prospectus; provided that any Undersigned’s Securities received upon such exercise, vesting or settlement shall be subject to the terms of this Agreement;

(c) establish trading plans pursuant to Rule 10b5-1 under the Exchange Act (such plan, a “10b5-1 Plan”) for the transfer of shares of Undersigned’s Securities; provided that (1) such plans do not provide for the transfer of Undersigned’s Securities during the Lock-Up Period and (2) to the extent a public announcement or filing under the Exchange Act, if any, is required of, or voluntarily made by the undersigned regarding the establishment of, such 10b5-1 Plan, such announcement or filing shall include a statement to the effect that no transfer of Undersigned’s Securities may be made under such 10b5-1 Plan during the Lock-Up Period;

(d) make public disclosures on behalf of the Company and its subsidiary to comply with applicable law, rule or regulation, including disclosures in any Quarterly Report on Form 10-Q of the Company and other related public disclosures; and

(e) transfer the Undersigned’s Securities to the Company.

For purposes of this Agreement, “immediate family” shall mean any relationship by blood, current or former marriage, domestic partnership or adoption, not more remote than first cousin.

The undersigned also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the Undersigned’s Securities or shares of Class A Common Stock held by the undersigned’s immediate family, if any, except in compliance with the foregoing restrictions. In furtherance of the foregoing, the Company and its transfer agent and registrar are hereby further authorized to decline to make any transfer of shares of Class A Common Stock if such transfer would constitute a violation or breach of this Agreement.

The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this Agreement and that upon request, the undersigned will execute any additional documents reasonably necessary to ensure the validity or enforcement of this Agreement. All authority herein conferred or agreed to be conferred and any obligations of the undersigned shall be binding upon the successors, assigns, heirs or personal representatives of the undersigned.

The undersigned understands that the undersigned shall be released from all obligations under this Agreement if (i) the Company notifies the Underwriters that it does not intend to proceed with the Offering, (ii) the Underwriting Agreement does not become effective, or if the Underwriting Agreement (other than the provisions thereof which survive termination) shall terminate or be terminated prior to payment for and delivery of the shares of Class A Common Stock to be sold thereunder, or (iii) the Offering is not completed by December 31, 2024.

The undersigned understands that the Underwriters are entering into the Underwriting Agreement and proceeding with the Offering in reliance upon this Agreement.

This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

Very truly yours,

Printed Name of Holder

By:
Signature

Printed Name of Person Signing (and indicate capacity of person signing if signing as custodian, trustee, or on behalf of an entity)